CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 22, 2007, relating to the financial statements and financial highlights which appear in the June 30, 2007 Annual Report to Shareholders of Nuveen Large-Cap Value Fund, Nuveen Balanced Municipal and Stock Fund and Nuveen Balanced Stock and Bond Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and Independent Registered Public Accounting Firm in such registration statement.

Chicago, Illinois

November 12, 2007